Exhibit O
AGREEMENT TO SHARE PROCEEDS
     This Agreement To Share Proceeds, is made and entered into to be effective as of the 19th day of March, 2004 by and among Sentient Executive GP I, Limited, acting on behalf of the General Partner of Sentient Global Resources Fund I, L.P. and Sentient (Aust) Pty. Limited, acting on behalf of Sentient Global Resources Trust No. 1. (collectively the “Sentient Entities”) and Jacqueline B. Mars as the Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, located at c/o Stone Hill Farm, 3417 Landmark Road, The Plains, Virginia 22171, Attn: David Newby (Tel: (514) 223-2578; Fax: (514) 223-2575) (the “Trust”).
R E C I T A L S
     WHEREAS, on February 20, 2003, pursuant to an asset purchase agreement dated January 9, 2003, by and among AmerAlia, Inc., a Utah corporation (“AmerAlia”) and its wholly owned subsidiary, Natural Soda Holdings, Inc. (“Company”), IMC Global, Inc. (“IMC”), and White River Nahcolite Minerals Ltd. Liability Co. (“WRNM”) (the “Asset Purchase”), Natural Soda, Inc., a wholly owned subsidiary of the Company (“Subsidiary”) purchased the assets of WRNM;
     WHEREAS, in order to facilitate the asset purchase, the Sentient Entities have agreed to purchase debentures of the Company on the condition that the Company and the Subsidiary own their assets free and clear of liens, claims and encumbrances;
     WHEREAS, the Trust claims or claimed security interests or other encumbrances against one or more of the assets of the Company and the Subsidiary and the Trust has agreed with the Company and its parent AmerAlia that the Trust will release its security interests and other claims of encumbrances related to the assets of the Company and/or the Subsidiary;
     WHEREAS, AmerAlia and the Subsidiary are entering into the following pledge agreements: (i) the Support Pledge Agreement, dated March 19, 2004, by and between Natural Soda, Inc., and Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, as amended, and (ii) the Series C Debenture Pledge Agreement, dated March 19, 2004, by and between AmerAlia, Inc., and Jacqueline B. Mars, as Trustee of the Jacqueline Badger Mars Trust dated February 5, 1975, as amended (collectively (i) and (ii), “Pledge Agreements”);
     WHEREAS, the agreement(s) of the Trust to release its security interests and claims of encumbrances against the Company and/or the Subsidiary assets is contingent upon the Company and AmerAlia obtaining the agreement of the Sentient Entities to share with the Trust any net proceeds of the Rock School Lease (defined below) received by them or either of them as creditor(s) of the Company and/or the Subsidiary under the limited circumstances described in this Agreement; and
     WHEREAS, as Collateral Agent under a Collateral Holding and Liquidation Agreement (“Collateral Holding Agreement”) by and between Sentient Resources USA, Inc., as collateral agent (“Collateral Agent”) and the Company, Collateral Agent is the beneficiary under deed of trust (“Deed of Trust”) granted by the Company that encumbers that certain sodium lease that the U.S. Bureau of Land Management (Department of the Interior) issued to the Company on June 29, 2001 (serial no. C-0119985), and including the permits and other government approvals related to that sodium lease (the “Rock School Lease”); and
     WHEREAS, the Deed of Trust encumbering the Rock School Lease is for the benefit of the Sentient Entities, AmerAlia and the Subsidiary who are the holders of the secured debentures of the Company; and
     WHEREAS, the Sentient Entities have agreed to share with the Trust any proceeds the Sentient Entities or either of them receive as a creditor of the Company upon a default and foreclosure or other transaction in lieu of a foreclosure of the Deed of Trust encumbering the Rock School Lease.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are both acknowledged, the parties hereby agree as follows:

Exhibit O
     1. Trust’s Previous Release of Security Interests. The Trust has heretofore claimed a security interest in the Rock School Lease and certain equipment owned or which may be conveyed to the Company and/or the Subsidiary, and the Trust has caused financing statements to be filed with the Secretaries of State of Colorado and Utah and with the county clerks and recorders of Rio Blanco and Garfield Counties, Colorado, in an effort to perfect its security interest in the assets described in the financing statements. The Trust has also undertaken other actions in an effort to perfect its security interest and encumbrance against the Rock School Lease. The Trust hereby represents and warrants to the Sentient Entities that the Trust has, or contemporaneous with the execution and delivery of this Agreement will have, waived and released any and all security interests, liens, claims and encumbrances in any or all of the assets of the Company and the Subsidiary, including, but not limited to the Rock School Lease, and the Trust has provided the Company with appropriate UCC-3 termination statements and any other document that the Company determines to be reasonably necessary to be filed of record to evidence such releases. The foregoing agreement to waive and release does not apply to the Pledge.
     2. Stand-Still Agreement. The Trust hereby agrees that for a period of three years from the date hereof, neither the Trust nor any Affiliate (as that term is defined in Rule 405 under the 1933 Act) of the Trust (regardless of whether such person or entity is an Affiliate on the date hereof) will (i) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the AmerAlia, (ii) form, join or in any way participate in a “group” within the meaning of Section 13(d) (3) of the United States Securities Exchange Act of 1934, as amended, with respect to any voting securities of the AmerAlia, or (iii) otherwise act, alone or in concert with others, to seek to control the management, board of directors or policies of the AmerAlia. The Trust acknowledges that the AmerAlia would not have an adequate remedy at law for money damages in the event that this covenant were not performed in accordance with its terms and therefore agree that the AmerAlia shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.
     3. Deed of Trust Encumbering Rock School Lease. The Deed of Trust has been or will be filed in the real property records of Rio Blanco County, Colorado. The Sentient Entities make no express or implied representation as to the effectiveness of the Deed of Trust in encumbering the Rock School Lease. The Collateral Agent’s rights in the Rock School Lease (and the other collateral held by Collateral Agent) are solely for the benefit of the holders of the Series A, Series B1 and Series B2 Debentures of the Company (the “Secured Debentures”). As of the date hereof, the Sentient Entities are the owners of some, but not all of the Secured Debentures.
     4. Undertaking to Share Net Proceeds. Each of the Sentient Entities agrees that to the extent it receives any net proceeds as a creditor of the Company (specifically excluding receiving any net proceeds in the capacity of Collateral Agent for the benefit of other holders of the Secured Debentures) attributable to the Rock School Lease, each of the Sentient Entities receiving any such proceeds will pay the Trust 50% of the net proceeds so received. If the Sentient Entities receive such net proceeds as unsecured creditors and the Trust also receives a share of the proceeds of the Rock School Lease as an unsecured creditor of the Company, then the amounts payable by the Sentient Entities hereunder shall be reduced so that the total received by the Trust attributable to the Rock School Lease, including amounts received by it in its own right as a creditor of the Company, will equal 50% of the net proceeds received by the Sentient Entities attributable to the Rock School Lease. All such amounts received by the Trust will reduce amounts owed it by the Sentient Entities. The Sentient Entities shall have the right of subrogation with respect to any payments it makes to the Trust hereunder.
     5. Valuation. For the purposes of this Agreement, if the net proceeds of the Rock School Lease received by the Sentient Entities are not established in an arm’s length transaction (e.g., a foreclosure or negotiated sale), then the parties agree that the value of the net proceeds attributable to the Rock School Lease will be negotiated in good faith. If no agreement is reached within 30 days after the Sentient Entities receive net proceeds attributable to the Rock School Lease, then the net proceeds received by the Sentient Entities attributable to the Rock School Lease shall be determined by appraisal using these procedures: the Sentient Entities, on the one hand and the Trust on the other will each have the opportunity to appoint, at its own expense, a Qualified Appraiser, within ten days following the expiration of the 30-day period within which the parties could not mutually agree on the fair market value of the Rock School Lease. If either party shall fail to appoint a Qualified Appraiser within this ten-day period, the other

Exhibit O
Qualified Appraiser shall unilaterally establish the fair market value of the Rock School Lease by a written opinion. If both parties appoint Qualified Appraisers within this ten-day period, these two (2) Qualified Appraisers shall establish the fair market value of the Rock School Lease in a single written opinion agreed to by both of them. If these two (2) Qualified Appraisers cannot agree on the fair market value of the Rock School Lease within ten days of the appointment of the latter of them, these two (2) appointed Qualified Appraisers shall together appoint a third Qualified Appraiser whose sole written opinion shall establish the fair market value of the Rock School Lease. For the purposes of this Agreement, a “Qualified Appraiser” is a professional appraiser who is qualified by experience and ability to appraise the Rock School Lease. The appointment of a Qualified Appraiser shall be made by a written instrument. After the value of the Rock School Lease is determined, the amount that shall be treated as the net proceeds received by the Sentient Entities as creditors of the Company attributable to the Rock School Lease for the purposes of the payment to the Trust described above shall be equitably determined by the Qualified Appraiser(s).
     6. No Limitation on Rights of Sentient Entities. This Agreement only addresses what happens if the Rock School Lease is liquidated so that the Sentient Entities receive net proceeds therefrom as a result of being a creditor of the Company. This Agreement does not, is not intended to, and shall not limit the right of either or both of the Sentient Entities or the Company itself to deal with the Rock School Lease. Without limiting the provisions of the preceding sentence, the Trust acknowledges that without the consent of the Trust the Sentient Entities may terminate, release, or subordinate the Deed of Trust encumbering the Rock School Lease, or the Sentient Entities may share the benefits of such Deed of Trust with other creditors of the Company. Further, nothing contained herein shall limit the rights of the Sentient Entities (or any directors nominated by them to served on the Boards of Directors of the Company or the Subsidiary) to vote in favor of selling, grant security interests in, or otherwise dealing freely with the Rock School Lease in the best interests of the Company and/or the Subsidiary, and with no duty to the Trust to attempt to maximize any net proceeds attributable to the Rock School Lease or to obtain the consent of the Trust. Furthermore, the Sentient Entities may sell or otherwise transfer their interests in the debentures of the Company for which the Rock School Lease that is encumbered by the Deed of Trust serves as collateral and upon any such sale or transfer (of all the Sentient Entities’ debentures of the Company), this Agreement will be terminated as a result, except for the provisions of Section 7 below.
     7. Offer to Sell Securities. In the event that the Sentient Entities declare an Event of Default under any of the Secured Debentures (as the term “Event of Default” is defined in the Secured Debentures) that they, or either of them hold, if the Trust owns or has a possessory interest in the Series C Debentures, then the provisions of this Section 7 will become effective. Upon declaring an event of default under its Secured Debentures, the Sentient Entities will offer to sell all of the Debentures and “notional shares” the Sentient Entities then own to the Trust for a price not greater than the total amount that the Sentient Entities are due and owing pursuant to the terms of the Secured Debentures, including all interest due thereunder and including any Contingent Interest, regardless of whether the conditions precedent to the payment thereof have been satisfied or not. The Trust shall have 30 days following receipt of this notice to elect irrevocably in writing to purchase the Secured Debentures and the Section 7.2 Rights then held by the Sentient Entities by delivering such election within that thirty-day period. The closing of the sale shall occur within 30 days after the election. At the Closing,
a.	The Sentient Entities will transfer their Secured Debentures, and the “notional share” to the Trust without any representations or warranties of any nature

b.	Sentient Resources USA, Inc. will assign all of its rights and obligations under
i.	The Collateral Holding Agreement, and

ii.	the Securityholder Agreement dated as of the date of this Agreement, by and among the Sentient Entities, AmerAlia, Holdings, and the Subsidiary
c.	The Sentient Entities will deliver the securities to the Trust in transferable form, endorsed “without recourse,”

Exhibit O
d.	The Trust shall deliver its written agreement,
i.	That it is not relying on any statements of material fact from, nor is it relying on any fact not stated (i.e., an omission of any material fact) by the Sentient Entities or any of their agents and instead, the Trust is relying solely on its own independent investigation in to the facts related to its purchase of the Sentient Entities’ Secured Debentures, and the notional share,

ii.	That the Sentient Entities are under no obligation to make any disclosures to the Trust,

iii.	Assuming and agreeing to discharge all of the obligations of the Sentient Entities under:
1.	The Collateral Holding Agreement, and

2.	the Securityholder Agreement dated as of the date of this Agreement, by and among the Sentient Entities, AmerAlia, Holdings, and the Subsidiary
iv.	Agreeing to indemnify and hold harmless the Sentient Entities, and their agents and representatives from and against any claim, demand, action, liability, obligations, damages, or deficiencies resulting from any omission, misrepresentation, breach of warranty, or nonfulfillment of any agreement of the Trust that is executed and delivered in connection with the Closing, and
e.	The Trust shall pay the purchase price by wire transfer of immediately available funds to the Sentient Entities.
     8. Binding Agreements: Assignment. This Agreement and all provisions hereof shall be binding upon the parties, their successors, assigns, executors, administrators and legal representatives.
     9. Governing Law; Interpretation. This Agreement shall be governed by the laws of the State of Colorado. Wherever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
     10. Miscellaneous. Neither this Agreement nor any provision hereof may be amended, modified, waived, discharged or terminated orally, except by an instrument in writing duly signed by or on behalf of the party against whom such amendment, modification, waiver, discharge or termination is asserted. The Section headings used herein are for convenience of reference only and shall not define or limit the provisions of this Agreement. As used in this Agreement, the singular shall include the plural and the plural shall include the singular, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires.
[Signatures on following page.]

Exhibit O
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

Sentient Executive GP I, Limited,	Sentient (Aust) Pty. Limited,
On Behalf of The General Partner Of	As Trustee Of Sentient Global Resources
Sentient Global Resources Fund I, L.P.	Trust No. 1

By:	/s/ Mark A. Jackson	By:	/s/ Peter Cassidy

	Mark A. Jackson, Director		Peter Cassidy, Director
COLLATERAL AGENT:
Sentient Resources USA, Inc., as Collateral Agent for the Secured Parties.

By:	/s/ Peter Cassidy

Peter Cassidy, President
The Trust:
JACQUELINE B. MARS,
as Trustee of the Jacqueline Badger Mars Trust,
dated February 5, 1975, as amended

By:	/s/ Joel A. Kobert

Joel A. Kobert Attorney in Fact for
Jacqueline B. Mars, as Trustee of
the Jacqueline Badger Mars Trust